Exhibit 99

Rowan Companies, Inc.
News Release                                               2800 Post Oak Boulevard, Suite 5450
                                                                                                                Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                June 2, 2004

ROWAN ANNOUNCES THAT ALL OFFSHORE RIGS ARE UNDER CONTRACT

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced that the current contract status of its offshore drilling fleet is as follows:

•GORILLA RIGS – Gorillas II, III, IV and VI and the Bob Palmer are each operating under well-to-well contracts in the Gulf of Mexico.

Gorilla VII continues on its drilling and production assignment with Tuscan Energy on the Ardmore Field development.

Gorilla V was recently contracted by Elf Exploration UK plc, a subsidiary of Total E&P UK plc, to drill a well in the Glenelg Field of the North Sea. The contract will span almost eleven months of drilling, mobilization and outfitting time and is estimated to provide approximately $38 million of revenues. Gorilla V should conclude its current drilling assignment offshore eastern Canada by mid- to late July, following which the rig will be mobilized to the North Sea to begin outfitting for the Glenelg well.

•OTHER RIGS – The Company’s remaining 18 rigs in the Gulf of Mexico, including the newly-constructed Tarzan Class jack-up Scooter Yeargain, are operating under well-to-well contracts.

Danny McNease, Chairman and Chief Executive Officer, commented, “We are pleased that all 25 Rowan offshore rigs are now under contract – for the first time in about six months. And we are thrilled with our recent agreement with Total.

“Total is the world’s fourth largest international oil and gas company. They have been at the forefront of high-pressure/high-temperature technology and development in the central area of the North Sea. Rowan looks forward to this opportunity to forge a relationship that will lead to further development in this challenging area. This project will enable the return of a Super Gorilla class jack-up to the North Sea with premium equipment and highly trained crews to safely achieve our joint objectives.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products group that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: William C. Provine, Vice-President – Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.